Exhibit 10.23

BIOSPECIFICS TECHNOLOGIES CORP.

Non-Employee Director Change of Control Agreement

This Non-Employee Director Change of Control Agreement, effective as of June 18, 2007 is entered into by and between BioSpecifics Technologies Corp., a Delaware corporation (the “Company”), with its principal offices located at 35 Wilbur Street, Lynbrook, NY 11563, and Paul Gitman (the “Director”).

The Director is a non-employee member of the Board of Directors of the Company and the Company and the Director desire to arrange for certain provisions applicable in the event that the Director’s service on the Company’s Board of Directors terminates under the circumstances provided herein.

Accordingly, the parties hereto agree as follows:

1. Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any one of the following:

1.1. the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934), other than the Company or its affiliates, from any party of an amount of the capital stock of the Company, so that such person holds or controls 40% or more of the Company’s capital stock; or

1.2. a merger or similar combination between the Company and another entity after which 40% or more of the voting stock of the surviving corporation is held by persons other than the Company or its affiliates; or

1.3. a merger or similar combination (other than with the Company) in which the Company is not the surviving corporation; or

1.4. the sale of all or substantially all of the Company’s assets or business.

2. Benefits. If the Director’s service on the Board of Directors of the Company is terminated pursuant to a transaction resulting in a Change of Control, then the following provisions shall apply:

2.1. Option Vesting. 100% of any options to purchase shares of common stock of the Company then held by the Director, which options are then subject to vesting, shall, notwithstanding any contrary provision in the option agreement or stock option plan pursuant to which such options had been granted, be accelerated and become fully vested and exercisable on the date immediately preceding the effective date of such termination. All other terms of the Director’s options shall remain in full force and effect.

2.2. Restricted Stock. If, on the date immediately preceding the effective date of such termination, the Director then holds shares of common stock of the Company that are subject to restrictions on transfer (“Restricted Stock”) issued to the Director in a transaction other than pursuant to the exercise of a stock option, then, notwithstanding any contrary provision in the relevant stock purchase agreement or other instrument pursuant to which the Director acquired such shares of Restricted Stock, such restrictions shall expire in their entirety on the date immediately preceding the date of termination and all of such shares of common stock shall become transferable free of restriction, subject to the applicable provisions of federal and state securities laws. All other terms of any existing stock purchase or similar document shall remain in full force and effect.

3. Confidentiality Agreement. The Director confirms that as of the date hereof he or she has executed, or agrees that he or she will execute, the Company’s standard Confidentiality Agreement pursuant to which the Director has agreed to refrain from disclosing the Company’s confidential information as set forth in such Confidentiality Agreement.

4. Miscellaneous.

4.1. Assignment. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party, except that the Company shall assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. In the event of any such assignment by the Company, the Company shall not be discharged from its liability hereunder.

4.2. Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth at the beginning of this Agreement or such other address as a party shall have designated by notice in writing to the other party, provided that notice of any change in address must actually have been received to be effective hereunder.

4.3. Integration. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to the subject matter hereof. This Agreement may not be superseded amended, supplemented or otherwise modified except by a writing signed by the Director and the Company.

4.4. Binding Effect. Subject to Section 4.1, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors, assigns, heirs and personal representatives.

4.5. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and shall together constitute one and the same instrument.

4.6. Severability. If any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall for any reason be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

4.7. Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict-of-law provisions.

4.8. Termination. Nothing in this Agreement is intended to or shall modify the nature of the Director’s service as a member of the Board of Directors of the Company. The Director may resign as a director at any time and the Board may take action to remove the Director, subject only to the express provisions of this Agreement.

4.9. Survival of Obligations; Enforcement. The Director’s duties hereunder shall survive the Director’s service as a member of the Board of Directors of the Company. The Director acknowledges that a remedy at law for any breach or threatened breach by the Director of the provisions of this Agreement may be inadequate and the Director therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

DIRECTOR
/s/ Paul Gitman
Name: Paul Gitman

BIOSPECIFICS TECHNOLOGIES CORP.
By:	/s/ Thomas L. Wegman
Name: Thomas L. Wegman
Title: President

Signature Page to Paul Gitman Change of Control Agreement